Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

February 14, 2023

Acacia Research Corporation

767 Third Avenue, 6th Floor

New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to Acacia Research Corporation, a Delaware corporation (the “Company”), in connection with the distribution by the Company to holders of record of its common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, February 13, 2023, of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase up to an aggregate of 9,618,639 shares of Common Stock (the “Shares”) (the “Rights Offering”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Third Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware; (ii) the Fourth Amended and Restated Bylaws of the Company; (iii) the Company’s Registration Statement on Form S-3, including any amendments thereto, filed with the Securities and Exchange Commission on November 9, 2020 (the “Registration Statement”); (iv) the prospectus contained within the Registration Statement; (v) the prospectus supplement relating to the issuance of the Rights and Shares dated February 14, 2023 (the “Prospectus Supplement”); (vi) the form of subscription rights certificate; and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	the Rights have been duly authorized and when issued in accordance with terms and conditions of the Rights Offering will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and

2.	the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Rights, will be validly issued, fully paid and non-assessable.

February 14, 2023 Page 2

The opinions expressed herein are limited to the corporate laws of the State of Delaware and, with respect to whether or not the Rights will constitute legal, valid and binding obligations of the Company, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K relating to the Rights and Shares and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP